EXHIBIT 99.1

Amyris Reports Fourth Quarter and Fiscal Year 2018 Financial Results and Announces Signing of $300 Million Definitive Cannabinoid Agreement

  EMERYVILLE, Calif., March 18, 2019 (GLOBE NEWSWIRE) --
  Q4 2018 GAAP revenue of $19.4 million, compared with GAAP revenue of $80.6 million (reflected $57.3 million during period for agreement with DSM) for Q4 2017. Fourth-quarter revenue of $19.4 million compared with the same period in 2017 of $17.7 million when adjusted for the loss making product sales on contracts assigned to DSM and any one-time revenue.
  Signed $300 million definitive cannabinoid agreement with LAVVAN, Inc.
  Agreed on a clear path forward for Vitamin E royalty
  Sugarcane based zero calorie sweetener with very strong demand growing

Amyris, Inc. (Nasdaq:AMRS), a leader in the development and production of sustainable ingredients for the Health & Wellness, Clean Beauty and Flavors & Fragrances markets, today announced preliminary unaudited financial results for the fourth quarter and fiscal year ended December 31, 2018.

“Our results for the quarter and year are below expectations,” said John Melo, President and CEO of Amyris. “The negative results for the quarter and full year reflect the inability to recognize revenue for a $50 million multi-party Vitamin E deal in China during the fourth quarter. Our financial results for the fourth quarter were also impacted by a 30-day delay to our manufacturing scale-up and production of our natural sweetener product. The sweetener issues were quickly resolved in the first quarter of 2019 with shipments occurring in the current quarter with strong interest and demand for our sweetener.”

Continued Melo, “We have undertaken a thorough review of our business plan for 2019 and will take a more conservative approach in assessing likely revenue opportunities. This is the right course of action to improve our business planning and also our ability to hit our revenue targets.”

Concluded Melo, “We are very pleased to have signed a significant agreement in the cannabinoid market.  This agreement is yet another example of a partner coming to us based on confidence in our ability to develop and commercialize fermentation-based natural products at significantly reduced cost.”

Note to Editors: Please see news release issued earlier today entitled, “Amyris Finalizes Cannabinoid Development, Licensing and Commercialization Agreement Containing $300 Million of R&D and Milestone Payments and a Long-Term Royalty Stream.”

Key Highlights

Other key recent operating and development highlights included:

  Signed $300 million cannabinoid development, licensing and commercialization agreement with LAVVAN, Inc., as detailed in a separate news release distributed today.

  Announced that its zero calorie sweetener made from sugarcane has received designation as GRAS (Generally Recognized as Safe) from the FDA, paving the way for the official launch of the product in December to existing and growing demand.

  Appointed industry veteran, Oreste Fieschi, as President, Sweeteners and Ingredients, to deliver accelerated growth.

  Executed key additional partnerships with Camil Alimentos to deliver Amyris’s sweetener to Brazilian consumers, Givuadan to introduce a tabletop application to be sold by Camil, and Shaklee to formulate its protein shakes with the zero calorie sweetener.

  Agreed on a clear path to address Vitamin E and remove volatility going forward.

  Closed on sale of $60 million of unsecured convertible senior notes debt solution.

Financial Performance (preliminary unaudited)

Fourth Quarter 2018

  GAAP revenue for the fourth quarter of 2018 was $19.4 million, compared with $80.6 million for the fourth quarter of 2017, which reflected the recognition of $57.3 million of revenue from the multi-element license and value share (royalty) agreement with DSM during the fourth quarter of 2017. Renewable products revenue for the quarter was $12.1 million compared with $13.4 million for the same period a year ago. Grants and collaborations revenue was $6.0 million for the fourth quarter of 2018 compared with $9.4 million for the year-ago period. Licenses and royalties revenue of $1.2 million compared with $57.7 million for the fourth quarter of 2017. Overall, fourth-quarter revenue of $19.4 million compared with the same period in 2017 of $17.7 million when adjusted for the low margin product sales on contracts assigned to DSM and any one-time revenue.

  Sales, general and administrative expenses were $27.0 million for the fourth quarter of 2018 compared with $19.0 million for year-ago period, primarily reflecting Biossance growth and an increase in headcount as well as one-time costs. Research and development expenses of $18.1 million for the quarter were up from $12.8 million for the fourth quarter of 2017 due to increased R&D costs for product development and an increase in headcount to support it.
  GAAP net loss attributable to Amyris common stockholders for the fourth quarter of 2018 was $53.2 million, or $0.72 per basic and $1.03 per diluted share, compared with a GAAP net loss attributable to Amyris common stockholders for the fourth quarter of 2017 of $2.9 million, or $0.06 per basic and diluted share.

  Non-GAAP net loss for the fourth quarter of 2018 was $56.1 million, or $0.76 per basic share. This excluded a gain from change in fair value of derivative instruments, loss upon extinguishment of debt, impairment, stock-based compensation expense, and cumulative dividends on preferred stock. This compared with non-GAAP net income of $36.2 million, or $0.76 per basic share for the fourth quarter of 2017.

Fiscal Year 2018

  GAAP revenue for fiscal year 2018 was $80.4 million, compared with $143.4 million for 2017. Revenue for fiscal year 2018 of $80.4 million compared with the same period in 2017 of $70.4 million when adjusted for the loss-making product sales on contracts assigned to DSM and any one-time revenue.

  GAAP net loss attributable to Amyris common stockholders for fiscal year 2018 was $212.6 million, or $3.52 per basic and diluted share. Included were several large non-cash items, including loss from extinguishment of debt, a non-cash loss from changes in the fair value of derivatives, loss upon extinguishment of derivative liability, stock-based compensation expense, depreciation, impairment and amortization. This compared to a net loss of $93.4 million, or $2.89 per basic and diluted share for fiscal year 2017.

  Non-GAAP net loss for fiscal year 2018, excluding the non-cash items mentioned, was $143.7 million, or $2.38 per basic share, compared to a non-GAAP net loss for fiscal year 2017 of $62.8 million, or $1.95 per basic share.

FINANCIAL RESULTS AND NON-GAAP INFORMATION

To supplement our financial results and guidance presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. These non-GAAP measures are among the factors management uses in planning and forecasting future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’s historical performance as well as comparisons to the operating results of other companies. Management believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management to understand, manage, and evaluate our business and make operating decisions. Our non-GAAP financial measures include the following:

Non-GAAP net income (loss) is calculated as GAAP net income/loss excluding impairment, stock-based compensation expense, gain on divestitures, gains and losses from changes in the fair value of derivatives, debt extinguishment costs, and depreciation and amortization.

Non-GAAP financial information is not prepared under a comprehensive set of accounting rules, and therefore, should only be read in conjunction with financial information reported under U.S. GAAP in order to understand Amyris’s operating performance. A reconciliation of the non-GAAP financial measures presented in this release, including non-GAAP net income (loss), to the most directly comparable GAAP financial measure, is provided in the tables attached to this press release.

QUARTERLY CONFERENCE CALL TODAY

Amyris will discuss these results and provide a business update in a conference call scheduled for 4:30 p.m. ET (1:30 p.m. PT) today. Investors may access the call by dialing (866) 516-3867, participant passcode: 2393698.

A live audio webcast of this conference call and accompanying presentation is also available by visiting the investor relations section of the company's website at http://investors.amyris.com. A replay of the webcast will be available at the investor relations section of the company's website approximately two hours after the conclusion of the call.

About Amyris
Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules and produce specialty ingredients and consumer products. The company is delivering its No Compromise™ products and services across a number of markets, including specialty and performance chemicals, flavors and fragrances, cosmetics ingredients, pharmaceuticals, and nutraceuticals. More information about the company is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events, such as expected demand growth for Amyris’s sweetener product and anticipated improvements in business planning and ability to hit revenue targets. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris's liquidity and ability to fund operating and capital expenses, risks related to potential delays or failures in development, production and commercialization of products, risks related to Amyris's reliance on third parties, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo, and No Compromise are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

Contact:

Peter DeNardo
Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com

            -Financial Tables Attached-

Amyris, Inc.
Condensed Consolidated Balance Sheets

(In thousands)	December 31, 2018	December 31, 2017

Assets
Current assets:
Cash and cash equivalents	$45,353	$57,059
Restricted cash	742	2,994
Accounts receivable, net	24,355	24,281
Contract assets	8,021	9,340
Inventories	11,904	5,408
Deferred cost of revenue - related party (1)	7,188	-
Prepaid expenses and other current assets	15,693	5,525
Total current assets	113,256	104,607
Property, plant and equipment, net	19,632	13,892
Contract assets, noncurrent	1,547	7,940
Deferred cost of revenue, noncurrent - related party (1)	21,564	-
Restricted cash, noncurrent	960	959
Recoverable taxes from Brazilian government entities	1,229	1,445
Other assets	14,611	22,640
Total assets	$172,799	$151,483

Liabilities, mezzanine equity and stockholders' deficit
Current liabilities:
Accounts payable	$31,367	$15,921
Accrued and other current liabilities	25,135	29,402
Contract liabilities	7,163	4,880
Accrued manufacturing fees - related party (1)	21,036	-
Debt, current portion	116,434	36,924
Related party debt, current portion	23,667	20,019
Total current liabilities	224,802	107,146
Long-term debt, net of current portion	50,848	61,893
Related party debt, net of current portion	18,958	46,541
Derivative liabilities	44,942	119,978
Other noncurrent liabilities	7,692	10,632
Total liabilities	347,242	346,190

Mezzanine equity:
Contingently redeemable common stock	5,000	5,000

Total Amyris, Inc. stockholders’ deficit	(180,380)	(200,644)
Noncontrolling interest	937	937
Total stockholders' deficit	(179,443)	(199,707)
Total liabilities, mezzanine equity and stockholders' deficit	$172,799	$151,483

(1) In the fourth quarter of 2018, the Company entered into a series of agreements and amendments to existing agreements with a related party, which are still being evaluated for accounting purposes. The final accounting treatment of these transactions may result in material downward adjustments to Deferred cost of revenue - related party, Deferred cost of revenue, noncurrent - related party and Accrued manufacturing fees - related party.

Unaudited Financial Statements

Amyris, Inc.
Condensed Consolidated Statements of Operations
	Three Months Ended December 31,		Years Ended December 31,
(In thousands, except per share data)	2018	2017	2018	2017
Revenue
Renewable products (includes related party revenue of $2, $1,491, $310 and $1,291, respectively)	$12,131	$13,445	$33,598	$42,370
Licenses and royalties (includes related party revenue of $0, $57,270, $18,248 and $57,972, respectively) (1)	1,217	57,703	19,683	64,477
Grants and collaborations (includes related party revenue of $(66), $896, $5,546 and $1,679, respectively)	6,014	9,440	27,139	36,598
Total revenue (includes related party revenue of $(64), $59,656, $24,104 and $60,942, respectively)	19,362	80,588	80,420	143,445
Cost and operating expenses
Cost of products sold	19,034	15,029	38,907	62,713
Research and development (2)	18,145	12,815	68,690	56,956
Sales, general and administrative (2)	26,951	19,038	86,923	63,291
Impairment	6,848	-	6,848	-
Total cost and operating expenses	70,978	46,882	201,368	182,960
Loss from operations	(51,616)	33,706	(120,948)	(39,515)
Other income (expense):
Gain (loss) on divestiture	(899)	5,732	(899)	5,732
Interest expense	(13,581)	(4,813)	(39,268)	(34,032)
Gain (loss) from change in fair value of derivative instruments (3)	30,350	(37,164)	(34,246)	(27,231)
Gain upon extinguishment of derivative liability	2	-	77	25,489
Gain from change in fair value of debt	2,082	-	2,082	-
Gain (loss) upon extinguishment of debt	(17,398)	1,546	(17,424)	(1,521)
Other expense, net	(2,005)	(380)	(723)	(956)
Total other income (expense)	(1,449)	(35,079)	(90,401)	(32,519)
Loss before income taxes	(53,065)	(1,373)	(211,349)	(72,034)
Provision for income taxes	-	(344)	-	(295)
Net loss attributable to Amyris, Inc.	(53,065)	(1,717)	(211,349)	(72,329)
Less deemed dividend on capital distribution to related parties	-	-	-	(8,648)
Less deemed dividend related to beneficial conversion feature on Series A, B and D preferred stock	-	-	-	(6,953)
Less cumulative dividends on preferred stock	(184)	(1,197)	(1,257)	(5,439)
Net loss attributable to Amyris, Inc. common stockholders	$(53,249)	$(2,914)	$(212,606)	$(93,369)

Net loss per share attributable to common stockholders, basic (4)	$(0.72)	$(0.06)	$(3.52)	$(2.89)
Net loss per share attributable to common stockholders, diluted (4)	$(1.03)	$(0.06)	$(3.52)	$(2.89)

Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic	74,217,098	47,895,238	60,357,932	32,253,570
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, diluted	76,694,467	47,895,238	60,357,932	32,253,570

(1) In the fourth quarter of 2018, the Company entered into a series of agreements and amendments to existing agreements with a related party which are still being evaluated for accounting purposes.  The final accounting treatment of these transactions may result in a material downward adjustment of the quarter and year-to-date 2018 licenses and royalties revenue amounts.

	Three Months Ended December 31,		Years Ended December 31,
(2) Includes stock-based compensation expense as follows:	2018	2017	2018	2017
Research and development	$606	$884	$1,797	$2,204
Sales, general and administrative	2,469	1,439	7,393	4,061
	$3,075	$2,323	$9,190	$6,265

(3) Upon remeasuring the fair value of its derivative liabilities, the Company recorded a non-cash gain for the three months ended December 31, 2018, and non-cash losses for the three months ended December 31, 2017 and the years ended December 31, 2018 and 2017. Changes in the fair value of derivative liabilities are primarily the result of changes in Amyris's stock price during each of the periods presented. The gains and losses for all periods presented include the change in fair value of derivatives in connection with certain features of outstanding convertible notes and warrants, related to change in control protection and price-based anti-dilution adjustment provisions.

(4) The Company is reviewing its calculations of net loss per share for the three months and year ended December 31, 2018, which will be finalized in the 10-K to be filed subsequent to this release.

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
	Three Months Ended December 31,		Years Ended December 31,
(In thousands, except per share data)	2018	2017	2018	2017
Net loss attributable to Amyris, Inc. common stockholders (GAAP)	$(53,249)	$(2,914)	$(212,606)	$(93,369)
Non-GAAP adjustments:
Impairment	6,848	-	6,848	-
Stock-based compensation expense	3,075	2,323	9,190	6,265
(Gain) loss from change in fair value of derivative instruments	(30,350)	37,164	34,246	27,231
Gain upon extinguishment of derivative liability	(2)	-	(77)	(25,489)
(Gain) loss upon extinguishment of debt	17,398	(1,546)	17,424	1,521
Deemed dividend on capital distribution to related parties	-	-	-	8,648
Deemed dividend related to beneficial conversion feature on Series A, B and D preferred stock	-	-	-	6,953
Cumulative dividends on preferred stock	184	1,197	1,257	5,439
Net loss attributable to Amyris, Inc. common stockholders (non-GAAP)	$(56,096)	$36,224	$(143,718)	$(62,801)

Weighted-average shares outstanding
Shares outstanding, basic	74,217,098	47,895,238	60,357,932	32,253,570

Net loss per share attributable to Amyris, Inc. common stockholders - Basic (GAAP)(4)	$(0.72)	$(0.06)	$(3.52)	$(2.89)
Non-GAAP adjustments:
Impairment	0.09	-	0.11	-
Stock-based compensation expense	0.04	0.05	0.15	0.19
(Gain) loss from change in fair value of derivative instruments	(0.41)	0.78	0.57	0.84
Gain upon extinguishment of derivative liability	-	-	-	(0.79)
(Gain) loss upon extinguishment of debt	0.24	(0.03)	0.29	0.05
Deemed dividend on capital distribution to related parties	-	-	-	0.27
Deemed dividend related to beneficial conversion feature on Series A, B and D preferred stock	-	-	-	0.22
Cumulative dividends on preferred stock	-	0.02	0.02	0.16
Net loss per share attributable to Amyris, Inc. common stockholders - Basic (non-GAAP)	$(0.76)	$0.76	$(2.38)	$(1.95)

Unaudited Financial Statements

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
	Three Months Ended December 31,		Years Ended December 31,
(In thousands)	2018	2017	2018	2017
Revenue (GAAP and non-GAAP)
Renewable products	$12,131	$13,445	$33,598	$42,370
Licenses and royalties (1)	1,217	57,703	19,683	64,477
Grants and collaborations	6,014	9,440	27,139	36,598
Total revenue (GAAP and non-GAAP)	$19,362	$80,588	$80,420	$143,445

Cost of products sold (GAAP)	$19,034	$15,029	$38,907	$62,713
Other costs/provisions	(4,486)	3,122	(8,205)	7,332
Excess capacity	(155)	(602)	(1,442)	(2,534)
Depreciation and amortization	(80)	(1,254)	(397)	(4,024)
Cost of products sold (non-GAAP)	$14,313	$16,295	$28,863	$63,487

Adjusted gross profit (non-GAAP) (2)	$5,049	$64,293	$51,557	$79,958
Gross margin (%)	26.1%	79.8%	64.1%	55.7%

Research and development expense (GAAP)	$18,145	$12,815	$68,690	$56,956
Stock-based compensation expense	(606)	(884)	(1,797)	(2,204)
Depreciation and amortization	(603)	(1,347)	(3,520)	(6,135)
Research and development expense (non-GAAP)	$16,936	$10,584	$63,373	$48,617

Sales, general and administrative expense (GAAP)	$26,951	$19,038	$86,923	$63,291
Stock-based compensation expense	(2,469)	(1,439)	(7,393)	(4,061)
Depreciation and amortization	(283)	(633)	(1,006)	(1,199)
Sales, general and administrative expense (non-GAAP)	$24,199	$16,966	$78,524	$58,031

(1) In the fourth quarter of 2018, the Company entered into a series of agreements and amendments to existing agreements with a related party which are still being evaluated for accounting purposes. The final accounting treatment of these transactions may result in a material downward adjustment of the quarter and year-to-date 2018 licenses and royalties revenue amounts.
(2) Non-GAAP Adjusted Gross Profit is calculated based on non-GAAP adjustments to cost of products sold, and does not include costs related to collaborations.

Unaudited Financial Information